EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contacts:
Jay B. Shipowitz 972/550-5030	William S. McCalmont 972/753-2314
President & CEO	Executive Vice President & CFO
jshipowitz@acecashexpress.com	wmccalmont@acecashexpress.com
ACE CASH EXPRESS, INC. ENTERS INTO MERGER AGREEMENT WITH
JLL PARTNERS
ACE shareholders to receive $30 per share in cash
DALLAS, TX (June 7, 2006)-— ACE Cash Express, Inc. (NASDAQ:AACE) announced today that it entered into a merger agreement with an entity formed by JLL Partners Fund V, L.P., pursuant to which JLL Partners, ACE’s Chief Executive Officer and certain members of ACE’s senior management team would acquire all of the outstanding shares of ACE’s common stock and shareholders of ACE will receive $30.00 per share in cash. After the completion of the merger, Jay B. Shipowitz will continue in his role as ACE’s President and Chief Executive Officer.
The agreement was negotiated on behalf of ACE by a special committee of the Board of Directors composed entirely of disinterested members of the Board. Upon the unanimous recommendation of the special committee, ACE’s Board of Directors has approved the merger and recommend that ACE’s shareholders approve the agreement. UBS Securities LLC acted as financial advisor to the special committee. Bear Stearns & Co., Inc. acted as financial advisor to JLL Partners and is providing committed financing for the acquisition.
Under the agreement, ACE may continue for a period of 30 days to solicit acquisition proposals for ACE from third parties.

The transaction, which is subject to ACE shareholder approval, government approvals and other customary conditions, is expected to close in the fourth calendar quarter of 2006.
About ACE
ACE Cash Express, Inc. is a leading retailer of financial services, including check cashing, short-term consumer loans, bill payment and prepaid debit card services, and the largest owner, operator and franchisor of check cashing stores in the United States. As of March 31, 2006, ACE had a network of 1,557 stores in 36 states and the District of Columbia, consisting of 1,328 company-owned stores and 229 franchised stores. ACE focuses on serving consumers, many of whom seek alternatives to traditional banking relationships in order to gain convenient and immediate access to financial services. ACE’s website is found at www.acecashexpress.com.
About JLL Partners
Established in 1988, JLL Partners is a group of 17 professionals focused on partnering with proven managers to create equity value by creating or improving and growing fundamentally sound companies with strong business franchises. For more information, please visit www.jllpartners.com.
Forward Looking Statements
This release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are generally identified by the use of words such as “expect,” “anticipate,” “estimate,” “believe,” “intend,” “plan,” “target,” “goal,” “should,” “would,” and terms with similar meanings.
Although ACE believes that the current views and expectations reflected in these forward-looking statements are reasonable, these views and expectations, and the related statements, are inherently subject to risks, uncertainties, and other factors, many of which are not under ACE’s control and may not even be predictable. Any inaccuracy in the assumptions, as well as those risks, uncertainties and other factors could cause the actual results to differ materially from these in the forward-looking statements. These risks, uncertainties, and factors include, but are not limited to, the ability of ACE and JLL Partners to satisfy the various conditions contained in the merger agreement between the parties, including ACE shareholder approval, government approvals and other customary conditions, and matters described in ACE’s reports filed with the Securities and Exchange Commission, such as:
•	ACE’s relationships with True Financial, LP, Republic Bank & Trust Company, First Bank of Delaware, Travelers Express and its affiliates, and its bank lenders;

•	ACE’s relationships with providers of services or products offered by ACE or property used in its operations;

•	federal and state governmental regulation of check cashing, short-term consumer lending and related financial services businesses;

•	any impact to ACE’s earnings derived from the RBT loans offered by Republic Bank & Trust Company and the FBD loans offered by First Bank of Delaware at ACE’s stores in Pennsylvania and Arkansas from the Federal Deposit Insurance Corporation’s Revised Guidelines for Payday Lending, which took effect on July 1, 2005 and require that such banks develop procedures to ensure that a payday loan is not provided to any customer with payday loans outstanding from any lender for more than 3 months in the previous 12 months;

•	any litigation;

•	theft and employee errors;

•	the availability of adequate financing, suitable locations, acquisition opportunities and experienced management employees to implement ACE’s growth strategy;

•	increases in interest rates, which would increase ACE’s borrowing costs;

•	the fragmentation of the check cashing industry and competition from various other sources, such as banks, savings and loans, short-term consumer lenders, and other similar financial services entities, as well as retail businesses that offer services offered by ACE;

•	the terms and performance of third-party services offered at ACE’s stores; and

•	customer demand and response to services offered at ACE’s stores.
ACE expressly disclaims any obligation to update or revise any of these forward-looking statements, whether because of future events, new information, a change in ACE’s views or expectations, or otherwise. ACE makes no prediction or statement about the performance of its common stock.
Additional Information and Where to Find It
ACE intends to file with the Securities and Exchange Commission (“SEC”) a proxy statement and other relevant documents in connection with the proposed acquisition of ACE by JLL. Investors and security holders of ACE are urged to read the proxy statement and other relevant documents when they become available because they will contain important information about ACE, JLL and the proposed merger. Investors and security holders of ACE may obtain free copies of the proxy statement and other relevant documents filed with the SEC (when they become available) at the SEC’s website at www.sec.gov, or at ACE’s website at www.acecashexpress.com. In addition, investors and security holders of ACE may obtain free copies of the proxy statement (when it becomes available) by writing to ACE Cash Express, Inc., 1231 Greenway Drive, Suite 600, Irving, Texas 75038 Attention: Legal Department, or by emailing ACE at RequestProxy@acecashexpress.com.
ACE and its directors, executive officers, certain members of management and certain employees may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. A description of the interests in ACE of its directors and executive officers is set forth in ACE’s quarterly report on Form 10-Q for the quarter ended March 30, 2006 filed with the SEC on May 5, 2006, ACE’s annual report on Form 10-K for the fiscal year ended June 30, 2005 filed with the SEC on September 12, 2005 and in ACE’s proxy statement for its 2005 annual meeting of shareholders filed with the SEC on October 13, 2005. Additional information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies in connection with the proposed merger, and a description of their direct and indirect interests in the proposed merger, will be set forth in the proxy statement when it is filed with the SEC.

4